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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.)

Filed by the Registrant [ ] Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-12

                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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[ ] Fee paid previously with preliminary materials.

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FOR IMMEDIATE RELEASE
Contact: Robert Sandhu
Tel.: 212-929-5500

                             KANDERS NOMINEES THANK
                               CLARUS STOCKHOLDERS
                                FOR THEIR SUPPORT

                                  ------------
                     - LAST CHANCE TO VOTE THE GREEN PROXY -
                                  ------------

Greenwich, Connecticut, May 17, 2002: Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow (the "Kanders Nominees"), who collectively own approximately 5.6% of the outstanding common stock of Clarus Corporation (NASDAQ: CLRS), thanked Clarus stockholders for their support in the proxy contest with management.

"To those Clarus stockholders who are still undecided," Mr. Kanders stated, "the difference between the Kanders Nominees and management is a bright line.

         We stand for:

         o The sale or liquidation of the Company to achieve the maximum value for stockholders and to return that capital to stockholders as quickly as possible.

         o The highest standards of corporate governance; the election of our truly independent directors who have no financial arrangements with the Company and whose economic interest is fully aligned with the economic interest of the stockholders."

"On the other hand, management has viciously attacked us personally in a desperate attempt to divert stockholders' attention from management's dismal record.

         Management's Board has:

         o    Watched while Clarus' stock lost $1.7 billion of market value.

         o Watched while Clarus generated almost $200 million of losses in the past 27 months.

         o Allowed Clarus to maintain an annualized cash burn rate of almost $30 million.

         o Authorized lucrative financial arrangements between the Company and affiliates of two Management nominees.

         o Offered no concrete plan to reverse Clarus' woeful performance and to finally create stockholder value.

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Mr. Kanders continued: "When elected as three of seven directors, the Kanders
Nominees will be the watchdog of the stockholders to press Management to consummate a sale of the Company for the best possible price and to improve the Board's corporate governance procedures."

"Indeed, in its Report of May 16, 2002, initiating coverage of Clarus, Hotovec Pomeranz & Co. writes:

         "Clarus has traded below its net cash per share since August 2001. This is a rare occurrence that may be explained only by the market's lack of conviction in the strategic vision and operational execution that has characterized the company's performance to date."

         "While management protests it has already taken steps to put in effect Kanders's [sic] recommendations for value preservation, we feel it would be prudent for outside investors to ensure such preservation through a significant minority representation, especially in an industry where windows of opportunity can be narrow."*

                                      * * *

Mr. Kanders concluded: "The choice for stockholders is clear! Protect your interest. Vote the GREEN proxy card today."

THE KANDERS NOMINEES STRONGLY RECOMMEND THAT YOU VOTE TO PROTECT YOUR INTEREST AS A CLARUS STOCKHOLDER BY SIGNING, DATING AND RETURNING THE GREEN PROXY CARD TODAY.

Messrs. Kanders, Ehrlich and Sokolow have filed a definitive proxy statement (the "proxy statement") with the Securities and Exchange Commission (the "Commission"). Please read the proxy statement carefully because it contains important information, including information regarding Messrs. Kanders, Ehrlich and Sokolow. You may obtain a free copy of this press release and the proxy statement at the Commission's website at http://www.sec.gov. A free copy of this press release and the proxy statement may also be obtained from MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016, toll free telephone number: (800) 322-2885.

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* We have neither sought nor obtained permission to quote from the report of
  Hotovec Pomeranz & Co.